Exhibit 99.1

[The CIT Group, Inc. Logo]

                                               Contact: Michael J. McGowan
                                                        Vice President
                                                        Corporate Communications
                                                        (973) 535-3506
                                                        mmcgowan@citgroup.com

FROM: THE CIT GROUP, INC.
      1211 AVENUE OF THE AMERICAS
      NEW YORK, NY  10036

FOR IMMEDIATE RELEASE

THE CIT GROUP TO ACQUIRE HELLER FINANCIAL'S COMMERCIAL SERVICES UNIT

      LIVINGSTON, NJ, October 4, 1999 --- The CIT Group, Inc. (NYSE:CIT) today announced that it has signed an agreement with Heller Financial, Inc. (NYSE:HF) to purchase the assets of Heller's Commercial Services unit for a premium of approximately $125 million. The Commercial Services unit is Heller's domestic factoring business that, as of August 31, 1999, had total net assets of $435 million reflecting $953 million of factored accounts receivable and $518 million of credit balances due factoring clients. This business will report through CIT's Commercial Services unit which has factoring offices in New York City, Los Angeles, Atlanta, Dallas and Charlotte.

      "This acquisition demonstrates our long-term commitment to the factoring business," said Albert R. Gamper, Jr., President and CEO of CIT. "Our knowledge and experience in the industry is extensive, and we continue to look for new opportunities to develop greater levels of scale and efficiencies," he added.

      "The addition of more than $7 billion of annual factored volume, along with some very talented and experienced personnel, will enable us to enhance our position in this competitive market," noted John F. Daly, head of CIT's Commercial Services unit. "CIT's dedication to its customers and related industries is stronger than ever, and this transaction underscores our ability to deliver superior service and maintain relationships," he added.

      The transaction, subject to customary regulatory approvals, is expected to close prior to year-end.

      The CIT Group, Inc., founded in 1908 and with more than $28 billion in managed assets, is one of the nation's largest commercial and consumer financing companies. For more information access CIT's Web Site at www.citgroup.com.


      Heller Financial, Inc., is a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients.

                                      # # #